Exhibit 99.1

CONDITIONAL NOTICE OF REDEMPTION

Foresight energy llc

Foresight energy finance corporation

Senior Secured Second Lien PIK Notes due 2021

144A CUSIP No. 345525 AD1 — ISIN No. US345525AD18*

REG. S CUSIP No. U34550 AD2 — ISIN No. USU34550AD27*

Reference is made to the Indenture, dated as of August 30, 2016 (as supplemented from time to time, the “Indenture”), by and among Foresight Energy LLC, a Delaware limited liability company (the “Company”), Foresight Energy Finance Corporation, a Delaware corporation (the “Co-Issuer” and together with the Company, the “Issuers”), the guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Trustee”) governing the Senior Secured Second Lien PIK Notes due 2021 (the “Notes”).  Capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Indenture.

Pursuant to Section 3.05 of the Indenture, the Issuers hereby give notice that, subject to the conditions precedent stated herein, they will redeem (the “Redemption”), pursuant to Section 3.01 of the Indenture and the third paragraph of Section 5 of the Notes, $54,500,000.00 aggregate principal of Notes (the “Subject Notes”) on March 27, 2017, as such date may be delayed as described in the following paragraph (the “Redemption Date”). Upon the occurrence of a Redemption, $296,200,041.00 aggregate principal amount of the Issuers’ Notes will remain outstanding.

Pursuant to Section 3.05 of the Indenture, this Conditional Notice of Redemption with respect to the Subject Notes is conditioned on (x) an Equity Offering being completed to provide the Issuers with net cash proceeds sufficient to pay the aggregate Redemption Price of the Subject Notes and (y) the pricing of an offering of senior secured debt securities of the Issuers prior to the Redemption Date (together, the “Redemption Conditions”).  In the Issuers’ discretion, the Redemption Date may be delayed until such time as the Redemption Conditions shall be satisfied, or the Redemption may not occur and this Conditional Notice of Redemption may be rescinded in the event that the Redemption Conditions are not satisfied by the Redemption Date, or the Redemption Date as so delayed.

Assuming the Redemption Conditions are satisfied prior to the Redemption Date, the Issuers currently expect to redeem the Subject Notes at a redemption price equal to 110.000% of the principal amount plus any accrued and unpaid interest thereon to (but excluding) the Redemption Date (which interest equals $11.66666653 per $1,000 of outstanding principal amount of Notes assuming the Redemption occurs on March 27, 2017, such interest to be increased if the Redemption Date is delayed in accordance with this notice) (the “Redemption Price”).

The Trustee also serves as paying agent under the Indenture.  Holders of the Notes called for Redemption must surrender their Notes for Redemption to the paying agent at the paying agent’s address indicated below in order to collect the Redemption Price, plus any accrued and unpaid interest thereon to (but excluding) the Redemption Date.  The paying agent’s name and address for delivery of the Notes is as follows:

Wilmington Savings Fund Society, FSB
500 Delaware Avenue, 11th Floor Wilmington, Delaware 19801

Notes held through The Depository Trust Company (“DTC”) should be surrendered for Redemption in accordance with DTC’s procedures therefor and the unredeemed portion thereof shall be evidenced as required under the Indenture.

Unless the Issuers default in making the redemption payment, interest on the Notes called for Redemption shall cease to accrue on and after the Redemption Date, and the only remaining right of the Holders of the Notes is to receive payment of the Redemption Price, plus any accrued and unpaid interest to (but not including) the Redemption Date.

* Neither of the Issuers nor the Trustee shall be held responsible for the selection or use of the CUSIP or ISIN numbers nor is any representation made as to their correctness as printed on the Notes or as indicated in this Conditional Notice of Redemption.  They are included solely for the convenience of the Holders of the Notes.  The Holders of the Notes should rely only on the other identification numbers printed on the Notes.

IMPORTANT TAX INFORMATION

Under current United States federal income tax law, backup withholding, at a rate of 28%, generally may apply to the payment of gross redemption proceeds, unless (i) in the case of a corporate holder that is a beneficial owner of Notes and that is a United States person (as determined for U.S. federal income tax purposes), the paying agent has received a properly completed IRS Form W-9 setting forth the holder’s taxpayer identification number, or (ii) the holder otherwise establishes an exemption.  A holder that is a beneficial owner of Notes and that is not a United States person (as determined for U.S. federal income tax purposes) generally may establish an exemption from backup withholding by providing to the paying agent a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, upon which it certifies its foreign status.

By:Foresight energy llc

Foresight energy finance corporation
Dated:  February 24, 2017